Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Shopify Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities
In US Dollars

Security Type	Security Class Title	Fee Calculation Rule or Instruction	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Class A subordinate voting shares	Rule 457(c) and Rule 457(h)	11,250,000(3)	$29.715	$334,293,750	$0.0000927	$30,989.03
Equity	Class A subordinate voting shares	Rule 457(c) and Rule 457(h)	63,750,000(4)	$29.715	$1,894,331,250	$0.0000927	$175,604.51
Total Offering Amounts					$2,228,625,000		$206,593.54
Total Fee Offsets							—
Net Fee Due							$206,593.54

(1)
Pursuant to Rule 416 under the U.S. Securities Act of 1933, as amended (the “Securities Act”), the number of Class A subordinate voting shares being registered hereby shall be adjusted to include any additional Class A subordinate voting shares that may become issuable as a result of stock splits, stock dividends, recapitalizations or any other similar transactions effected without the receipt of consideration that results in an increase in the number of the Registrant’s outstanding Class A subordinate voting shares in accordance with the provisions of the Shopify Inc. Second Amended and Restated Stock Option Plan (the “Stock Option Plan”) and the Shopify Inc. Second Amended and Restated Long Term Incentive Plan (the “LTIP”).

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to paragraphs (c) and (h) (1) of Rule 457 under the Securities Act on the basis of the average of the high and low prices for the Class A subordinate voting shares on the New York Stock Exchange on September 6, 2022.

(3)	Represents 11,250,000 Class A subordinate voting shares reserved for issuance under the Stock Option Plan.

(4)	Represents 63,750,000 Class A subordinate voting shares reserved for issuance under the LTIP.